For Period Ending 12/31/04
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Small Cap Growth Equity Fund (Series 11)

On December 8, 2004, Registrant purchased 3100 shares issued by Range Resources at a price of $18.74 per share, amounting to a $58,094 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate. JP Morgan was the broker from whom the Fund purchased shares.

On December 14, 2004, Registrant purchased 2000 shares issued by Las Vegas Sands at a price of $29.00 per share, amounting to a $58,000 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate. Goldman Sachs was the broker from whom the Fund purchased shares.


MassMutual Select Mid Cap Growth Equity II Fund (Series 17)

On December 14, 2004, Registrant purchased 43 shares issued by Las Vegas Sands Corp. at a price of $29.00 per share, amounting to a $1,247 aggregate purchase price. Jeffries & Company, Inc., an affiliate of T. Rowe Price, participated in the underwriting syndicate. Citigroup was the broker from whom the Fund purchased shares.


MassMutual Select Overseas Fund (Series 20)

On July 27, 2004, Registrant purchased 32,000 shares issued by The Bank of Yokahama at a price of $5.30 per share, amounting to a $169,626 aggregate purchase price. J.P. Morgan Chase, an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased shares.


MassMutual Select Blue Chip Growth Fund (Series 21)

On August 18, 2004, Registrant purchased 7,900 shares issued by Google, Inc. at a price of $85.00 per share, amounting to a $671,500 aggregate purchase price. Fidelity Capital Markets, an affiliate of Fidelity Management & Research
Company, participated in the underwriting syndicate. Morgan Stanley was the broker from whom the Fund purchased shares.


MassMutual Select Small Company Value Fund (Series 22)

On December 15, 2004, Registrant purchased 788 shares issued by Macquarie Infrastructure Co. Trust at a price of $25.00 per share, amounting to a $19,700 aggregate purchase price. Jeffries & Company, Inc., an affiliate of T. Rowe Price, participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased shares.


MassMutual Select Strategic Balanced Fund (Series 32)

On July 22, 2004, Registrant purchased 7000 shares issued by Allegheny Technologies at a price of $17.50 per share, amounting to a $122,500 aggregate purchase price. Citigroup Global Markets, Inc., an affiliate of Salomon Brothers Asset Management Inc, participated in the underwriting syndicate. J.P. Morgan was the broker from whom the Fund purchased shares.

On October 28, 2004, Registrant purchased 1,175 shares issued by Digital Realty Trust Inc. at a price of $12.00 per share, amounting to a $14,100 aggregate purchase price. Citigroup Global Markets, Inc., an affiliate of Salomon Brothers Asset Management Inc, participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased shares.

On December 16, 2004, Registrant purchased 217 shares issued by Todco-CL A at a price of $18.00 per share, amounting to a $3,900 aggregate purchase price. Citigroup Global Markets, Inc., an affiliate of Salomon Brothers Asset Management Inc, participated in the underwriting syndicate. Morgan Stanley was the broker from whom the Fund purchased shares.